As filed with the Securities and Exchange Commission on March 15, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BTRS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	83-3780685
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1009 Lenox Drive, Suite 101 Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

BTRS Holdings Inc. 2020 Equity Incentive Plan
BTRS Holdings Inc. 2020 Employee Stock Purchase Plan
Factor Systems, Inc. (d/b/a Billtrust) 2014 Incentive Compensation Plan
Factor Systems, Inc. (d/b/a Billtrust) 2003 Stock Incentive Plan
(Full title of the plan)

Tel: (609) 235-1010
(Telephone number, including area code, of agent for service)

Keith Omsberg
General Counsel
BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
Tel: (609) 245-0714
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Matthew Browne
Cooley LLP
500 Boylston Street
Boston, Massachusetts 02116
Tel: (617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
2020 Equity Incentive Plan (Class 1 Common Stock, par value $0.0001 per share)	15,626,237	(2)	$16.13	(6)	$252,051,202.81	(6)	$27,498.79	(6)
2020 Employee Stock Purchase Plan (Class 1 Common Stock, par value $0.0001 per share)	1,452,623	(3)	$16.13	(6)	$23,430,808.99	(6)	$2,556.30	(6)
2014 Incentive Compensation Plan (Class 1 Common Stock, par value $0.0001 per share)	13,962,065	(4)	$3.47	(7)	$48,448,365.55	(7)	$5,285.72	(7)
2003 Stock Incentive Plan (Class 1 Common Stock, par value $0.0001 per share)	1,185,114	(5)	$0.53	(7)	$628,110.42	(7)	$68.53	(7)
Total	32,226,039				$324,558,487.77		$35,409.33

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)
Represents 15,626,237 shares of the registrant’s Class 1 common stock currently reserved for issuance under the BTRS Holdings Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Shares to be  registered include up to 1,100,000 shares issuable pursuant to the Business Combination Agreement dated October 18, 2020 by and among the registrant, BT Merger Sub I, Inc., BT Merger Sub II, LLC and Factor Systems, Inc. (d/b/a Billtrust) (as amended, the “BCA”) for Earnout RSUs. To the extent that awards outstanding under the 2020 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of Class 1 common stock subject to such awards will be available for future issuance under the 2020 Plan, other than those shares issuable for Earnout RSUs.

(3)	Represents 1,452,623 shares of the registrant’s Class 1 common stock currently reserved for issuance under the BTRS Holdings Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

(4)
Represents 13,962,065 shares of the registrant’s Class 1 common stock underlying awards previously granted under the Factor Systems, Inc. (d/b/a Billtrust) 2014 Incentive Compensation Plan (the “2014 Plan”), as assumed by the registrant on January 12, 2021 pursuant to the BCA.

(5)
Represents 1,185,114 shares of the registrant’s Class 1 common stock underlying awards previously granted under the Factor Systems, Inc. (d/b/a Billtrust) 2003 Stock Incentive Plan (the “2003 Plan”), as assumed by the registrant on January 12, 2021 pursuant to the BCA.

(6)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s Class 1 common stock as reported on the Nasdaq Global Select Market on March 10, 2021, which date is within five business days prior to the filing of this registration statement.

(7)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on an average weighted exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the BTRS Holdings Inc. 2020 Equity Incentive Plan (the “2020 Plan”), participants in the BTRS Holdings Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”), participants in the Factor Systems, Inc. (d/b/a Billtrust) 2014 Incentive Compensation Plan (the “2014 Plan”)  and participants in the Factor Systems, Inc. (d/b/a Billtrust) 2003 Stock Incentive Plan (the “2003 Plan” and together with the 2020 Plan, the 2020 ESPP and the 2014 Plan, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

●	the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 20, 2020;

●
the registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 8, 2020, August 14, 2020 and November 16, 2020, respectively;

●	the registrant’s current reports on Form 8-K filed with the Commission on June 29, 2020, October 19, 2020, December 15, 2020, January 5, 2021, January 12, 2021, January 14, 2021 and February 23, 2021;

●
the registrant’s prospectus filed on February 10, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-252698), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

●
the description of our Class 1 common stock, par value $0.0001 per share, set forth in our registration statement on Form S-4, filed with the Commission on October 26, 2020, as amended, including any further amendments thereto or reports filed for the purposes of updating this description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporate Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation authorizes us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Certificate of Incorporation prohibits any retroactive changes to the rights or protections or that increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation of the Registrant, dated January 12, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 14, 2021).

4.2
Amended and Restated Bylaws of the Registrant, dated January 12, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 14, 2021).

5.1	Opinion of Cooley LLP.
23.1	Consent of Marcum LLP, independent registered public accounting firm of BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.).
23.2	Consent of BDO USA, LLP, independent registered public accounting firm of Factor Systems, Inc. (d/b/a Billtrust) (now known as BTRS Holdings Inc.)
23.4	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	BTRS Holdings Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed on November 25, 2020).
99.2
BTRS Holdings Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 25, 2020).

99.3
Factor Systems, Inc. (d/b/a Billtrust) 2014 Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 25, 2020).

99.4
Factor Systems, Inc. (d/b/a Billtrust) 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 25, 2020).

99.5	Forms of Stock Option Grant Notice and Stock Option Agreement under the BTRS Holdings Inc. 2020 Equity Incentive Plan.
99.6	Forms of RSU Award Grant Notice and RSU Award Agreement under the BTRS Holdings Inc. 2020 Equity Incentive Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey, on March 15, 2021.

BTRS HOLDINGS INC.

By:	/s/ Flint A. Lane
Name:	Flint A. Lane
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Flint A. Lane, Mark Shifke and Andrew Herning, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this  registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Flint A. Lane	Chief Executive Officer and Chairman of the Board of Directors	March 15, 2021
Flint A. Lane	(Principal Executive Officer)

/s/ Mark Shifke	Chief Financial Officer	March 15, 2021
Mark Shifke	(Principal Financial Officer)

/s/ Andrew Herning	Senior Vice President, Finance	March 15, 2021
Andrew Herning	(Principal Accounting Officer)

/s/ Charles Bernicker	Director	March 15, 2021
Charles Bernicker

/s/ Clare Hart	Director	March 15, 2021
Clare Hart

Director
Robert Farrell

/s/ Lawrence Irving	Director	March 15, 2021
Lawrence Irving

/s/ Matt Harris	Director	March 15, 2021
Matt Harris

/s/ Juli Spottiswood	Director	March 15, 2021
Juli Spottiswood